Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of the Lazard Retirement Series, Inc. Post-Effective Amendment No. 28 to Registration Statement on Form N-1A of our report dated February 15, 2007, relating to the financial statements and financial highlights of the Lazard Retirement Series, Inc. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectus.

We also consent to the reference to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information.

ANCHIN, BLOCK & ANCHIN LLP

April 9, 2007